Exhibit 99.1

COMPANY CONTACT:	INVESTOR CONTACT:
Martha L. Hough	Westwicke Partners, LLC
VP Finance & Investor Relations	Stefan Loren, Ph.D. (sloren@westwicke.com)
(858) 314-5824	(858) 356-5930
Debra P. Crawford	Robert Uhl (robert.uhl@westwicke.com)
Chief Financial Officer	(858) 356-5932
(858) 314-5708

For Immediate Release

SANTARUS ANNOUNCES FDA EXTENSION OF UCERIS NEW DRUG APPLICATION

TARGET ACTION DATE TO JANUARY 16, 2013

SAN DIEGO (August 13, 2012) – Santarus, Inc. (NASDAQ: SNTS) today announced that the U.S. Food and Drug Administration (FDA) has extended the Prescription Drug User Fee Act (PDUFA) target action date for the review of the New Drug Application (NDA) for UCERISTM (budesonide) tablets 9 mg for the induction of remission of mild to moderate active ulcerative colitis from October 16, 2012 to January 16, 2013. The three-month extension is a standard extension period.

On August 3, 2012, following the FDA’s request, Santarus submitted additional information for the Office of Scientific Investigations, which is the division of the FDA responsible for ensuring compliance with Good Clinical Practices (GCP), in connection with U.S. and ex-U.S. pre-approval inspections. On August 10, 2012, the company received a communication from the FDA that the submission has been classified as a major amendment to the NDA. Since the submission was received within three months of the target action date, the FDA is extending the PDUFA date by three months to provide time for a full review of the submitted information.

The FDA also indicated that if major deficiencies are not identified during the review of the NDA, the FDA plans to communicate proposed labeling and, if necessary, any postmarketing requirement/commitment requests to Santarus by December 12, 2012. Assuming FDA approval, Santarus anticipates that it will be in a position to commence the launch of UCERIS approximately two months following the determination of the final product label.

UCERIS is an investigational drug that is a locally acting, non-systemic corticosteroid in a novel, patented, oral tablet formulation that utilizes proprietary MMX® multi-matrix system technology, which is designed to result in the controlled release and distribution of budesonide throughout the length of the colon. Budesonide has topical anti-inflammatory activity and due to an extended first pass effect, has less systemic absorption than other corticosteroids. UCERIS is being developed in collaboration with Cosmo Technologies Limited, a subsidiary of Cosmo Pharmaceuticals S.p.A.

About Santarus

Santarus, Inc. is a specialty biopharmaceutical company focused on acquiring, developing and commercializing proprietary products that address the needs of patients treated by physician specialists. The company’s current commercial efforts are focused on GLUMETZA® (metformin hydrochloride extended release tablets) and CYCLOSET® (bromocriptine mesylate) tablets, which are indicated as adjuncts to diet and exercise to improve glycemic control in adults with type 2 diabetes, and on FENOGLIDE® (fenofibrate) tablets, which is indicated as an adjunct to diet to reduce high cholesterol.

Santarus has a diverse product development pipeline. A New Drug Application for UCERIS™ (budesonide) tablets for induction of remission of mild to moderate active ulcerative colitis is under review by the U.S. Food and Drug Administration with a response expected in January 2013. The pipeline also includes two late-stage investigational drugs in Phase III clinical studies: RUCONEST® (recombinant human C1 inhibitor) for treatment of acute attacks of hereditary angioedema and rifamycin SV MMX® for treatment of travelers’ diarrhea. In addition, the company’s investigational monoclonal antibody, SAN-300, is being evaluated in a Phase I clinical program. More information about Santarus is available at www.santarus.com.

Santarus cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements. The inclusion of forward-looking statements should not be regarded as a representation by Santarus that any of its plans will be achieved. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in Santarus’ business, including, without limitation: whether Santarus obtains regulatory approval for UCERIS in a timely manner or at all, including whether the FDA agrees with the statistical analysis plan for the UCERIS phase III studies, the clinical interpretation of the results and the conduct of the studies, whether the extended use study, which evaluated UCERIS 6 mg, provides adequate data to support approval of UCERIS 9 mg, and the outcome of the Office of Scientific Investigations’ evaluation and U.S. and ex-U.S. pre-approval inspections; whether the FDA requires completion of additional clinical studies or other development programs before approving UCERIS; the timing for UCERIS launch following receipt of regulatory approval; and other risks detailed in Santarus’ prior press releases and public periodic filings with the Securities and Exchange Commission.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and Santarus undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.

Santarus®, FENOGLIDE® and UCERIS™ are trademarks of Santarus, Inc. GLUMETZA® is a trademark of Biovail Laboratories International S.r.l. licensed exclusively in the United States to Depomed, Inc. CYCLOSET® is a trademark of VeroScience LLC. MMX® is a trademark of Cosmo Technologies Limited. RUCONEST® is a trademark of Pharming Group N.V.

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